Exhibit 10.3

Execution Version

SPONSOR FORFEITURE AGREEMENT

August 8, 2018

Kayne Anderson Acquisition Corp.

811 Main Street, 14th Floor

Houston, Texas 77002

Apache Midstream LLC

2000 Post Oak Boulevard, Suite 100

Houston, Texas 77056

Re: Forfeiture of Founder Shares and Private Placement Warrants

Ladies and Gentlemen:

Reference is made to that certain Contribution Agreement (the “Contribution Agreement”), dated as of the date hereof, by and among Kayne Anderson Acquisition Corp., a Delaware corporation (the “Company”), Apache Midstream LLC, a Delaware limited liability company (the “Contributor”), and the other parties thereto. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Contribution Agreement.

In order to induce the Contributor and the Company to enter into the Contribution Agreement and to proceed with the transactions contemplated therein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Contributor, the Company, and Kayne Anderson Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), hereby agree, pursuant to this letter agreement (this “Letter Agreement”), for the benefit of the Company, as follows:

1.

Immediately prior to (and contingent upon) the Closing, the Sponsor shall forfeit to the Company 3,182,140 of the whole warrants the Sponsor acquired in connection with the Company’s initial public offering pursuant to that certain Sponsor Warrants Purchase Agreement, dated as of January 4, 2017 between the Sponsor and the Company (such warrants, the “Forfeited Private Placement Warrants”, and such forfeiture, the “Warrant Forfeiture”).

2.

Immediately prior to (and contingent upon) the Closing, the Sponsor shall forfeit to the Company (a) 1,862,606 shares of Buyer Class B Common Stock plus (b) a number of shares of Buyer Class B Common Stock equal to the product of (i) the number of shares of Buyer Class A Common Stock redeemed pursuant to exercise of the Buyer Stockholder Redemption Right minus 2,000,000 and (ii) 26.6% (such shares described in (a) and (b) together, the “Forfeited Founder Shares”, and such forfeiture, the “Share Forfeiture”); provided, however, that the number of Forfeited Founder Shares shall in no event be less than zero nor greater than 5,450,422.

3.

To effect the Warrant Forfeiture and the Share Forfeiture (together, the “Forfeitures”), immediately prior to (and contingent upon) the Closing: (a) the Sponsor shall surrender the Forfeited Private Placement Warrants and the Forfeited Founder Shares (together, the “Forfeited Interests”) to the Company for cancellation and in exchange for no consideration; (b) the Company shall immediately retire and cancel all of the Forfeited Interests (and shall direct the Company’s transfer agent (or such other intermediaries as appropriate) to take any and all such actions incident thereto); and (c) the Sponsor and the Company each shall take such actions as are necessary to cause the Forfeited Interests to be retired and canceled, after which the Forfeited Interests shall no longer be issued, outstanding, convertible, or exercisable, and the Sponsor shall provide the Company and the Contributor with evidence that such retirement and cancellation has occurred.

4.

At the Closing, the Company shall issue and contribute to Altus Midstream LP, a Delaware limited partnership (the “KAAC Partnership”), (a) such number of shares of Buyer Class A Common Stock equal to the number of Forfeited Founder Shares and (b) the Contribution Warrants, all of which will immediately thereafter be distributed by the KAAC Partnership to the Contributor in accordance with, and subject to, the terms and conditions of the Contribution Agreement and the A&R LP Agreement.

5.

Prior to the Closing, the Sponsor shall not, directly or indirectly, transfer or otherwise dispose of any of the shares of Buyer Class B Common Stock or the Forfeited Private Placement Warrants held by it, other than pursuant to the Forfeitures.

6.

The Sponsor hereby represents and warrants to the Company and the Contributor, as of the date hereof and as of the Closing, that the Sponsor owns, and holds of record, all of the Forfeited Interests, free and clear of all Liens and other obligations in respect of the Forfeited Interests.

7.

No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of each of the other parties hereto. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Sponsor, the Company, and Contributor and their respective successors and assigns.

8.

Any notice, consent, or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission.

9.

This Letter Agreement shall immediately terminate, without any further action by the parties hereto, at such time, if at all, that the Contribution Agreement is terminated in accordance with its terms.

10.

Section 10.3 (Entire Agreement), Section 10.4 (Waiver), Section 10.6 (Governing Law; Consent to Jurisdiction; Severability; Waiver of Jury Trial), Section 10.7 (Amendments), Section 10.8 (Further Assurances), and Section 10.11 (Counterparts) of the Contribution Agreement are hereby incorporated into this Letter Agreement, mutatis mutandis, as though set out in their entirety in this Paragraph 10.

[Signature pages follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each Party as of the date first above written.

SPONSOR:

KAYNE ANDERSON SPONSOR, LLC

By: Kayne Anderson Capital Advisors, L.P.,
Managing Member

By:	/s/ David Shladovsky
Name:	David Shladovsky
Title:	General Counsel

COMPANY:

KAYNE ANDERSON ACQUISITION CORP.

By:	/s/ Terry A. Hart
Name:	Terry A. Hart
Title:	Chief Financial Officer

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[Signature Page to Sponsor Forfeiture Agreement]

CONTRIBUTOR:

APACHE MIDSTREAM LLC

By:	/s/ Brian W. Freed
Name:	Brian W. Freed
Title:	Senior Vice President

[Signature Page to Sponsor Forfeiture Agreement]